EXHIBIT 99
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Press Release
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                            SUSSEX BANCORP ANNOUNCES
                                 HIGHER EARNINGS

Franklin, NJ, January 19, 2001-Sussex Bancorp (AMEX "SBB") announced net income of $767,000 for the year ended December 31, 2000. The Company's total interest income increased to $10,389,000 for the year ended December 31, 2000 due to an increase in the total loan portfolio, as the Company's portfolio of loans, net increased to $100.2 million at December 31, 2000 from $84 million at December 31, 1999. Basic earnings per share for each of the years ended December 31, 2000 and 1999 was $.51. Diluted earnings per share was $.51 in 2000 and $.50 in 1999. Weighted average number of basic shares outstanding was 1,494,671 for 2000 and 1,493,237 for 1999. Weighted average number of diluted shares was 1,506,088 for 2000 and 1,509,762 for 1999.

The loan loss provision for the year ended December 31, 2000 increased to $229,000 from $177,000 for the same period last year.

The Company's interest expense increased to $4,837,000 for the year ended December 31, 2000 from $4,322,000 for the same period last year. This increase reflects increases in the Company's total deposits to $140.9 million at December 31, 2000 from $138.5 million at December 31, 1999 and borrowed money to $10 million at December 31, 2000 from $2 million at December 31, 1999. At December 31, 2000 the Company had total assets of $161.6 million, compared to total assets of $150.1 million at December 31, 1999.

The Company's total stockholders' equity at December 31, 2000 was $10,110,000. The Company maintained regulatory capital ratios of 9.67% for Tier 1 capital to risk weighted assets, and 6.21% for its leverage ratio. However, on January 17th, the Company's previously announced sale of 9.9% of its outstanding stock to Lakeland Bancorp, Inc was completed. The Company received proceeds of approximately $1,144,087. net of expenses. If this additional capital had been available at December 31, 2000, the Company's Tier 1 capital ratio would have been 10.75% and its leverage ratio would have been 6.90%.

Sussex Bancorp is the holding company of the Sussex County State Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey.



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